Exhibit 10.2

EARN-IN AGREEMENT

This EARN-IN AGREEMENT (the “Agreement”) is made as of September 1, 2008 (the “Effective Date”), between and among (i) Song LiQiang, a citizen of the  United States of America (the “Shareholder”) ; and (ii) Yuan Xuetian and Chen Jinwei, individual citizens of the People’s Republic of China (collectively the “Buyers”, each a “Buyer”) (each of the foregoing, a “Party” and together, the “Parties”). Capitalized terms not otherwise defined have the meanings assigned to them in Appendix A to this Agreement.

RECITALS

A.

The Shareholder is beneficial and record owner of 81,083,686 shares of the Common Stock, $.001 par value, of Bay Peak 2 Acquisition Corp., a Nevada corporation (“BP2”).

B.

BP2 is the sole shareholder of Touchstone Industry Group Limited, a British Virgin Islands company (“Touchstone”), which is the sole shareholder of Wellcare International Limited, a company existing under the laws of Hong Kong (“Holdco”), which in turn is the sole shareholder of Beijing Rong Chuanrui Tour Consulting Co., Ltd (“Rong Chuanrui”), which in turn is the sole shareholder of Nanjing Qianjiu Enterprise Management and Consulting Co., Ltd (“Nanjing Qianjiu”), which in turn is the sole shareholder of Tianjin Longhai Longjia Enterprise Management and Consulting Co., Ltd (“Tianjin Longhai Longjia”), which in turn is the sole shareholder of Tianjin Golden Dragon Sky Travel Co., Ltd (“Sky Travel”), which in turn is the sole shareholder of Tianjin Golden Dragon International Travel Service Co., Ltd (“International Travel”), which in turn is the 70% shareholder of Nanjing Feiyu Travel Service Co., Ltd (“Nanjing Feiyu”). Rong Chuanrui, Nanjing Qianjiu, Tianjin Longhai Longjia, Sky Travel, International Travel and Nanjing Feiyu are limited liabilities companies existing under the laws of the People’s Republic of China.   Touchstone, Holdco, Rong Chuanrui, Nanjing Qianjiu, Tianjin Longhai Longjia, Sky Travel, International Travel and Nanjing Feiyu will be collectively referred to as the “subsidiaries”.  Sky Travel, International Travel and Nanjing Feiyu will be collectively referred to as the “Operating Companies”.

C.

The Buyers are the founders of Sky Travel and International Travel.

D.

The Shareholder believes that the continuing services of the Buyers in their roles with BP2 and the Operating Companies are critical to the continued success of the business of BP2 and Operating Companies and therefore to the value of the shares of BP2 held by the Shareholder; and

E.

The Shareholder therefore wishes to provide the Buyers with an incentive to continue to devote their full time and attention to the business of BP2 and the Operating Companies by entering into this Agreement, and the Buyers are willing to devote their full attention to that business in part because of the benefit they hope to gain pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficient of which is acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

The Parties to this Agreement, intending to be bound thereby, in consideration for the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, agree as follows.

ARTICLE I

CALL RIGHT

1.1

Maintenance of Option Shares.   From and after the date of this Agreement and through and including the Expiration Date, the Shareholder irrevocably agrees it will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any of the Option Shares (as such term is defined herein), including any securities convertible into, or exchangeable for, or representing the rights to receive, Option Shares.  In furtherance thereof, BP2 will (x) place a stop order on all Option Shares covered by any registration statements, (y) notify its transfer agent in writing of the stop order and the restrictions on such Option Shares under this Agreement and direct the transfer agent not to process any attempts by the Shareholder to resell or transfer any Option Shares under such registration statements or otherwise in violation of this Agreement.

1.2

Call Right.   The Buyers will have, during the Exercise Period, and when a Condition is met, the right and option (the “Call Right”) to purchase from the Shareholder, and upon the exercise of such right and option the Shareholder will have the obligation to issue and sell to the Buyers, a portion of the Option Shares identified in the Call Exercise Notice. The Buyers will be permitted to purchase, and the Shareholder will be obligated to issue and sell, the following numbers of Option Shares upon the attainment of the following Conditions. “Option Shares” means an aggregate of 74,107,658 shares of common stock of BP2 owned by Shareholder as to which a Call Right is granted by this Agreement.  In each exercise of the Call Right, Yuan Xuetian will be entitled to purchase 60% of the number of Option Shares to be issued in that exercise, and Chen Jinwei will be entitled to purchase 40% of the number of Option Shares to be issued in the same exercise.

Condition	Number of the Option Shares as to which there is a Call Right

Condition 1	18,526,914 Shares, representing 25% of the Option Shares

Condition 2	18,526,914 Shares, representing 25% of the Option Shares

Condition 3	18,526,914 Shares, representing 25% of the Option Shares

Condition 4	18,526,914 Shares, representing 25% of the Option Shares

1.3

Call Period.  The Call Right will be exercisable by any Buyer by delivering a Call Exercise Notice at any time during the period (the “Exercise Period”) commencing on the date upon which Condition 1 has been satisfied (the “Initial Call Date”) and ending at 6:30 p.m. (New York time) on the fifth anniversary of the Initial Call Date (such date or the earlier expiration of the Call Right is referred to herein as the “Expiration Date”).

1.4

Exercise Process.   In order to exercise the Call Right during the Exercise Period, the Buyer will deliver to the Shareholder a written notice of such exercise substantially in the form attached hereto as Exhibit B (a “Call Exercise Notice”) to such address or facsimile number set forth therein. The Call Exercise Notice will indicate the number of the Option Shares as to which the Buyer is then exercising its Call Right and the aggregate Call Price. Provided the Call Exercise Notice is delivered in accordance with Section  to the Shareholder on or prior to 6:30 p.m. (Beijing time) on a Business Day, the date of exercise (the “Exercise Date”) of the Call Right will be the date of such delivery of such Call Exercise Notice. In the event the Call Exercise Notice is delivered after 6:30 p.m. (Beijing time) on any day or on a date which is not a Business Day, the Exercise Date will be deemed to be the first Business Day after the date of such delivery of such Call Exercise Notice. The delivery of a Call Exercise Notice in accordance herewith will constitute a binding obligation (a) on the part of the Buyer to purchase and (b) on the part of the Shareholder to sell, the Option Shares subject to such Call Exercise Notice in accordance with the terms of this Agreement.

1.5

Call Price.   If the Call Right is exercised pursuant to this , as payment for the Option Shares issued to and purchased by the Buyer pursuant to the Call Right, the Buyer will pay the applicable Call Price to the Shareholder no later than fifteen (15) Business Days after the Exercise Date.

1.6

Delivery of the Shares.   Upon the receipt of a Call Exercise Notice, the Shareholder will deliver, or take all steps necessary to cause to be delivered, the Option Shares being issued to and purchased by the Buyers pursuant to such Call Exercise Notice.

ARTICLE II

ENCUMBRANCES, SET-OFF

2.1

Encumbrances.   Upon the issuance and sale of any Option Shares to the Buyers pursuant to an exercise of the Call Right, such Option Shares will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, free and clear of any liens whatsoever and with no restrictions on the voting rights thereof and other incidents of record and beneficial ownership pertaining thereto.

2.2

Set-off.   The Buyers will be absolutely entitled to receive all the Option Shares subject to the exercise of a Call Right, and for the purposes of this Agreement, the Shareholder hereby waives, as against the Buyers, all rights of set-off or counterclaim that would or might otherwise be available to the Shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1

Representations and Warranties of the Shareholder.    The Shareholder represents and warrants to the Buyers, that:

(a)

Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder to be carried out by it have been duly authorized by all necessary action on the part of the Shareholder. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)

No Conflicts.   Neither the execution or delivery of this Agreement by the Shareholder nor the fulfillment or compliance by the Shareholder with any of the terms hereof will, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or any judgment, decree or order to which the Shareholder is subject or by which the Shareholder is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Governmental Body which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Shareholder or compliance with the provisions hereof by the Shareholder does not, and will not, violate any provision of any Law to which the Shareholder is subject or by which it is bound.

(c)

No Actions.   There are no lawsuits, actions or, to the best knowledge of the Shareholder, investigations, claims or demands or other proceedings pending or, to the best of the knowledge of the Shareholder, threatened against the Shareholder that, if resolved in a manner adverse to the Shareholder, would adversely affect the right or ability of the Shareholder to carry out its obligations set forth in this Agreement.

3.2

Representations and Warranties of the Buyers.   Each of the Buyers represents and warrants to the Shareholder, that:

(a)

Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder to be carried out by it have been duly authorized by all necessary action on the part of the Buyer. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)

No Conflicts.  Neither the execution or delivery of this Agreement by the Buyer nor the fulfillment or compliance by the Buyer with any of the terms hereof will, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, (A) the organizational or charter documents of the Buyer or (B) any contract or any judgment, decree or order to which the Buyer is subject or by which the Buyers is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Governmental Body which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Buyer or compliance with the provisions hereof by the Buyer does not, and will not, violate any provision of any Law to which the Buyer is subject or by which it is bound.

(c)

No Actions.  There are no lawsuits, actions or, to the best knowledge of the Buyer, investigations, claims or demands or other proceedings pending or, to the best knowledge of the Buyer, threatened against the Buyer that, if resolved in a manner adverse to the Buyer, would adversely affect the right or ability of the Buyer to carry out its obligations set forth in this Agreement.

ARTICLE IV

EVENTS OF DEFAULT AND TERMINATION

4.1

Events of Default.  The occurrence at any time with respect to a Party (the “Defaulting Party”) of any of the following events will constitute an event of default (an “Event of Default”) with respect to such party:

(a)

Failure to Pay or Deliver.  The failure by a Party to make, when due, any payment under this Agreement or deliver the Option Shares in accordance with this Agreement, if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Defaulting Party.

(b)

Breach of Agreement.  The failure by a Party to comply with or perform any agreement, covenant or obligation (other than a failure described in Section , which will be governed by Section ) to be complied with or performed by such Party in accordance with this Agreement if such failure is not remedied on or before the tenth Business Day after notice of such failure is given to the Defaulting Party.

(c)

Bankruptcy.  A Party (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any relief under any Bankruptcy Law, or a petition is presented for its winding-up or liquidation, and in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (7) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or rescinded, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it that, under applicable Law, has an analogous effect to any of the events described in clauses (1) through (7); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

4.2

Termination.   If at any time an Event of Default with respect to a Party has occurred and is continuing, the other party may terminate this Agreement and deem the Expiration Date to have occurred by giving written notice to the Defaulting Party specifying the relevant Event of Default.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1

Further Assurances. Each Party will execute and/or cause to be delivered to each other Party such instruments and other documents, and will take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

5.2

Notices.   Any notice or other communication required or permitted to be delivered to any Party will be in writing and will be deemed properly delivered, given and received upon dispatch by hand, courier or express delivery service with receipt confirmed by signature of the addressee, to the address set forth beneath the name of such Party below (or to such other address as such Party may specify in a written notice given to the other Parties):

If to the Shareholder:	China World Tower 1, Ste. 1810 No.1 JianGuoMenWai Avenue Beijing 10004, China

If to the Buyer:	Yuan Xuetian 5F Wan Zhao Kemao Building, Fu’an Street, Heping District, Tianjin, PRC and, Chen Jinwei 5F Wan Zhao Kemao Building, Fu’an Street, Heping District, Tianjin, PRC

5.3

Time of The Essence.   Time is of the essence of this Agreement.

5.4

Headings, Gender and Usage.   The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement. For purposes of this Agreement:  the words “include” and “including” will be taken to include the words, “without limitation;” and  whenever the context requires, the singular number will include the plural, and vice versa; and each of the masculine, feminine and neuter genders will refer to the others.

5.5

Governing Law and Language.   This Agreement, including all matters of construction, validity and performance, will in all respects be governed by, and construed in accordance with, the laws of the State of New York  (without giving effect to principles relating to conflict of laws).  This Agreement is written in English and the English language will govern any interpretation of this Agreement.

5.6

Venue and Jurisdiction.   If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor will be in the State of New York, which will be deemed to be a convenient forum.  Each of the Parties hereby expressly and irrevocably consents and submits to the jurisdiction of the courts in the State of New York .

5.7

Interpretation.  Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party may not be applied in connection with the construction or interpretation of this Agreement.

5.8

Successors and Assigns.  Each of the Parties will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. The provisions hereof will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.

5.9

Waiver.

(a)

No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)

No Person will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

5.10

Entire Agreement; Amendment.  This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended only with the written consent of each Party.

5.11

Severability.   In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, will be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.

5.12

Entire Agreement.   This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

5.13

Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

“SHAREHOLDER” SONG LIQIANG, an individual citizen of United States of America By: /s/ Song LiQiang

“BUYERS” YUAN XUETIAN, an individual citizen of the People’s Republic of China By: /s/ Yuan Xuetian	CHEN JINWEI, an individual citizen of the People’s Republic of China By: /s/ Chen Jinwei

Attachments:

Exhibit A

Certain Definitions

Exhibit B

Form of Call Exercise Notice

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Bankruptcy Law” means any Law of any jurisdiction relating to bankruptcy, insolvency, corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator, trustee or receiver, or similar debtor relief.

“Call Price” means, with respect to any exercise of the Call Right, the par value or US$ 0.001 per share of the Option Shares subject to any Call Exercise Notice, provided, that the aggregate Call Price with respect to the Option Shares eligible to be purchased by the Buyer upon exercise of the Call Right relating to the satisfaction of Condition 4 will be the sum of (i) the par value or US$ 0.001 per share multiplied the number of such Option Shares plus (ii) [US$ 1,000].

“Conditions” means Conditions 1 through 4, in the aggregate.

“Condition 1” means the occurrence of the date that is six months after the date of this Agreement, provided, however, that  on or before that date, the Buyers and BP2 or an Operating Company have entered into a binding employment agreements, in form and substance satisfactory to BP2; and  the Buyers are employed by BP2 or an Operating Company pursuant to that agreement on such date.

“Condition 2” means the United States Securities and Exchange Commission declaring effective a registration statement on Form 10 filed by the Company under the Securities Exchange Act of 1934, as amended.

“Condition 3” means BP2 and its subsidiaries, on a consolidated basis, achieving not less than US$5,400,000 in after-tax net income, as determined under US GAAP for the period ended September 2009.  Notwithstanding the foregoing, the Parties agree that for purposes of determining whether or not the US$5,400,000 in after-tax net income have been achieved, the purchase of the Option Shares by the Buyers or any other person designated by the Buyer shall not be deemed to be an expense, charge, or other deduction from revenues of BP2 even though GAAP may require contrary treatment.

“Condition 4” means BP2 and its subsidiaries, on a consolidated basis, achieving not less than US$9,000,000 in pre tax profits, as determined under US GAAP for the fiscal year ending 2009.  Notwithstanding the foregoing, the Parties agree that for purposes of determining whether or not the US$9,000,000 in pre tax profits have been achieved, the purchase of the Option Shares by the Buyers or any other person designated by the Buyers shall not be deemed to be an expense, charge, or other deduction from revenues of the Company even though GAAP may require contrary treatment.

 “Effective Date” is defined in the Preamble.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

 “GAAP” means generally accepted accounting principles consistently applied during the relevant period.

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Body of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Holdco” is defined in the Recitals.

 “Law” means any national, federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Operating Companies” is defined in the Recitals.

“Party” and “Parties” are defined in the Preamble to this Agreement.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

 “US GAAP” means United States Generally Accepted Accounting Principles consistently applied.

EXHIBIT B

FORM OF CALL EXERCISE NOTICE

[Date]

SONG LIQIANG China World Tower 1, Ste. 1810

No.1 JianGuoMenWai Avenue

Beijing 10004, China

Re:

Earn-In Agreement dated September 1, 2008 (the “Earn-In Agreement”), between and among (i) Song LiQiang, a citizen of the People’s Republic of China (the “Shareholder”); and (ii) Yuan Xuetian and Chen Jinwei, individual citizens of the People’s Republic of China (collectively the “Buyers”, each a “Buyer”)

Dear Sir:

In accordance with Section  of the Earn-In Agreement, the undersigned Buyer hereby provides this notice of exercise of the Call Right in the manner specified below:

(a)	The Buyer hereby exercises its Call Right with respect to the Option Shares pursuant to the Earn-In Agreement.

(b)	The Buyers will pay the sum of $____________ to the Shareholder.

(d)	Pursuant to this exercise, the Shareholder will deliver to _______________ the Option Shares in accordance with the instructions attached hereto.

Dated: _______________, ______

__________________________________